Filed Pursuant to Rule 424(b)(2)

Registration No. 333-85070 and

Registration No. 333-108731

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated September 10, 2002)

22,641,509 Shares

PORTAL SOFTWARE, INC.

Common Stock

We are offering 22,641,509 shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “PRSF”. On September 11, 2003, the last reported sale price of our common stock was $2.69 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS AND UNCERTAINTIES. SEE “ RISK FACTORS” BEGINNING ON PAGE S-3.

	Per Share	Total
Public Offering Price	$2.65	$59,999,998.85
Placement Fee	$0.159	$3,599,999.93
Proceeds, before expenses, to Portal Software, Inc.	$2.491	$56,399,998.92

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. It is illegal for any person to tell you otherwise.

RAYMOND JAMES

KAUFMAN BROS., L.P.

Raymond James & Associates, Inc. and Kaufman Bros., L.P. are acting as our placement agents in connection with the offering and are using their best efforts to introduce us to investors. Raymond James & Associates, Inc. and Kaufman Bros., L.P. have no commitment to buy any of the shares. The shares are being offered on an all or none basis by us only to selected institutional investors. All investor funds received prior to the closing of the offering will be deposited into escrow with an escrow agent until the closing. If the escrow agent does not receive investor funds for the full amount of the offering, the offering will terminate and any funds received will be returned promptly.

The date of this prospectus supplement is September 11, 2003

Prospectus Supplement

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated or deemed incorporated by reference herein or therein. Raymond James & Associates, Inc. and Kaufman Bros., L.P. are acting as our placement agents in this offering. We have not, and the placement agents have not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus supplement, the prospectus or the documents incorporated or deemed incorporated by reference herein or therein. We are not, and the placement agents are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein is complete and accurate as of the date of this prospectus supplement, but may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered and the risks of investing in our common stock. The accompanying prospectus provides general information about us, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the accompanying prospectus in the section entitled “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail in this prospectus supplement, the prospectus or in the documents incorporated or deemed incorporated by reference herein or therein. This summary provides an overview of selected information and does not contain all of the information that you should consider. Therefore, you should also read the more detailed information in this prospectus supplement, the prospectus and the documents incorporated or deemed incorporated by reference herein or therein. All references to “we,” “us,” “our,” and similar terms refer to Portal Software, Inc. and its subsidiaries on a consolidated basis.

The Offering

Common stock offered	22,641,509 shares

Common stock to be outstanding after the offering	205,822,186 shares

Use of proceeds	We intend to use the net proceeds from the sale of the common stock offered by this prospectus supplement for general corporate purposes, which may include the repayment of outstanding indebtedness, the settlement of certain real property lease obligations, acquisitions, product and service expansions and further investments in technology.

Nasdaq National Market symbol	PRSF

The total number of shares of common stock outstanding after this offering is based upon 183,180,677 shares outstanding as of August 31, 2003, and excludes:

•	31,288,551 shares of common stock issuable upon exercise of stock options outstanding as of August 31, 2003, at a weighted average exercise price of $1.13 per share, under our stock option plans;

•	26,877,219 additional shares of common stock reserved for future issuance under our stock option and stock purchase plans; and

•	shares issuable upon exercise of rights issued under our Stockholder Rights Plan.

Unless otherwise specifically stated, information throughout this prospectus assumes no exercise of outstanding options to purchase shares of common stock.

Each share of our common stock sold in this offering includes a preferred share purchase right under our stockholder rights plan. See “Description of Capital Stock” in the accompanying prospectus on page 6.

On September 4, 2003, we announced a one-for-five reverse split of our common stock to be effective on September 26, 2003 and we expect our common stock to begin trading under the split adjustment when the market opens on September 29, 2003. All share and per share amounts in this prospectus supplement and the accompanying prospectus are on a pre-split basis.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any shares of our common stock. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to This Offering

WE MAY SEEK OR NEED ADDITIONAL CAPITAL IN THE FUTURE TO FUND THE GROWTH OF OUR BUSINESS, AND FINANCING MAY NOT BE AVAILABLE.

We currently anticipate that our available capital resources, combined with the net cash proceeds from this offering, cash flows from operations and expected interest income, will be sufficient to meet our expected working capital and capital expenditure requirements for the foreseeable future. However, we cannot assure you that these resources will be sufficient to fund the growth of our business. Our cash requirements will depend on numerous factors, including the rate of growth of our sales, if any, the timing and levels of products purchased, the timing and level of our accounts receivable collections and our ability to manage our business profitability.

We may also raise additional funds through public or private equity or debt financings if such financings become available on favorable terms, but such financings would likely dilute our stockholders. We cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, acquire companies or products, develop new products or otherwise respond to competitive pressures. In any such case, our business, operating results or financial condition could be materially adversely affected.

OUR STOCK PRICE IS VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

The market price of our common stock has been, and we expect will continue to be, subject to significant volatility. For example, the price of our common stock from our initial public offering in May 1999 through August 31, 2003 has fluctuated between $83.93 and $0.21 per share. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

•	our perceived prospects;

•	variations in our operating results and whether we have achieved key business targets;

•	changes in securities analysts’ buy/sell recommendations;

•	differences between our reported results and those expected by investors and securities analysts;

•	general conditions in the communications and content service industries;

•	announcements and technological innovations or new products by us or our competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

•	increased price competition;

•	developments or disputes concerning intellectual property rights; and

•	general economic, political or stock market conditions.

In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many computer software and other technology companies, including ours, and which have often been unrelated to the operating performance of these companies or our company. Decreases in the trading prices of stocks of technology companies are often precipitous. For example, the price of our stock dropped rapidly and significantly during the first quarter of fiscal 2001, during the fourth quarter of fiscal 2001 and during the first quarter of fiscal 2002. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control and the market price of our common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

WE WILL HAVE BROAD DISCRETION OVER THE USE OF THE NET PROCEEDS FROM THIS OFFERING.

Our board of directors and officers will use their discretion to direct the net proceeds from this offering. We intend to use the net proceeds for general corporate purposes, which may include the repayment of outstanding indebtedness, the settlement of certain real property lease obligations, acquisitions, product and service expansions and further investments in technology. Their judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

WE DO NOT ANTICIPATE DECLARING ANY CASH DIVIDENDS ON OUR COMMON STOCK.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

RECENT DEVELOPMENTS

On September 4, 2003, we announced that our board of directors approved a one-for-five reverse split of our common stock. This reverse split was previously approved by our stockholders. The reverse split is expected to be effective on September 26, 2003, and we expect our common stock will begin trading under the split adjustment when the market opens on September 29, 2003. All share and per share amounts in this prospectus supplement and the accompanying prospectus are on a pre-split basis.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq National Market under the symbol “PRSF.” The following table shows the high and low sale prices for our common stock as reported by the Nasdaq National Market during the fiscal quarters indicated:

	High	Low
Year Ended January 31, 2002
First Quarter	$14.63	$5.88
Second Quarter	9.75	2.31
Third Quarter	3.00	0.66
Fourth Quarter	3.05	1.21

Year Ended January 31, 2003
First Quarter	$2.37	$1.32
Second Quarter	1.51	0.38
Third Quarter	0.44	0.21
Fourth Quarter	1.34	0.55

Year Ended January 31, 2004
First Quarter	$1.53	$0.66
Second Quarter	3.39	1.35
Third Quarter (through September 11, 2003)	3.15	2.30

The last reported sale price of our common stock on the Nasdaq National Market on September 11, 2003 was $2.69 per share.

DIVIDEND POLICY

To date, we have paid no cash dividends to our stockholders. We have no plans to pay cash dividends in the near future.

USE OF PROCEEDS

We will use the net proceeds from the sale of our securities offered hereby for general corporate purposes, which may include the repayment of outstanding indebtedness, the settlement of certain real property lease obligations, acquisitions, product and service expansions and further investments in technology. We have no agreements or commitments in place with respect to any acquisition.

PLAN OF DISTRIBUTION

Raymond James & Associates, Inc. and Kaufman Bros., L.P., referred to as the placement agents, have entered into a placement agency agreement with us in which they have agreed to act as placement agents in connection with the offering. The placement agents are using their best efforts to introduce us to selected institutional investors who will purchase the shares. The placement agents have no obligation to buy any of the shares from us. The placement agents have solicited indications of interest from investors for the full amount of the offering.

All investor funds will be deposited into an escrow account set up at JPMorgan Chase Bank for the benefit of the investors. JPMorgan Chase Bank, acting as escrow agent, will invest all funds it receives in accordance with Rule 15c2-4 under the Exchange Act. The escrow agent will not accept any investor funds until the date of this prospectus supplement. Any interest collected on the funds will be returned to the investors promptly following the closing date. Before the closing date, JPMorgan Chase Bank will notify the placement agents that all of the funds to pay for the shares have been received. We will deposit the shares with the Depository Trust Company upon receiving notice from the placement agents. At the closing, Depository Trust Company will credit the shares to the respective accounts of the investors.

If investor funds are not received for all of the shares being offered, then all investor funds that were deposited into escrow will be returned promptly to investors and the offering will terminate. We have agreed to indemnify the placement agents and certain other persons against certain liabilities under the Securities Act or 1933, as amended. The placement agents have informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with the offering.

We have agreed to pay the placement agents a fee equal to 6.00% of the proceeds of this offering and to reimburse the placement agents for reasonable expenses that they incur in connection with the offering. The following table shows the per share and total commissions we will pay to the placement agents in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

Per share	$0.159
Total	$3,599,999.93

This is a brief summary of the material provisions of the Placement Agency Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Placement Agency Agreement will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page 1 of the accompanying prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by O’Melveny & Myers LLP, Menlo Park, California. Certain attorneys of O’Melveny & Myers LLP own in the aggregate approximately 7,000 shares of our common stock.

EXPERTS

The consolidated financial statements of Portal Software, Inc. appearing in Portal Software, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$50,000,000

PORTAL SOFTWARE, INC.

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEBT SECURITIES

We may offer up to $50,000,000 of these securities separately or in any combination. We will determine the type and amount of securities and the price and other terms of any offering on the basis of market conditions and other factors existing at the time of the offering. We will disclose the specific terms of any offering in a supplement to this prospectus.

The terms of each offering of these securities will be set forth in a prospectus or indenture supplement. You should read this prospectus and the accompanying prospectus or indenture supplement carefully before you invest.

Our common stock is quoted on the Nasdaq National Market under the symbol “PRSF”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 10, 2002

ABOUT THIS PROSPECTUS

We may from time to time sell these securities in one or more offerings up to a total dollar amount of $50,000,000. The dollar amounts referred to in this prospectus include equivalent amounts in foreign currencies or foreign currency units.

This prospectus provides you with a general description of the securities. Each time we offer the securities, we will provide a prospectus or indenture supplement that will contain specific information about the terms of that offering and the price of the securities offered for sale hereunder, which price may be at a discount to the market price for such securities. The prospectus supplement may also supplement, modify or supersede other information contained in this prospectus. Before investing, you should read both this prospectus and any prospectus or indenture supplement together with the information incorporated by reference as described below under the heading “Incorporation of Documents by Reference.”

You should rely only on the information provided in this prospectus and in any prospectus or indenture supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any prospectus or indenture supplement, is accurate at any date other than the date indicated on the cover page of these documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and later information filed with the SEC or contained in this prospectus updates and supersedes this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the time that the offering made by this prospectus is completed:

•	our Annual Report on Form 10-K for the fiscal year ended January 31, 2002, as filed with the SEC on March 25, 2002 and as amended on August 27, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2002, as filed with the SEC on June 14, 2002 and as amended on August 27, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2002, as filed with the SEC on August 28, 2002;

•	our current report on Form 8-K, as filed with the SEC on July 16, 2002;

•	our current report on Form 8-K, as filed with the SEC on July 31, 2002;

•	our current report on Form 8-K, as filed with the SEC on August 20, 2002;

•	the description of our common stock contained in our Form 8-A/A filed on April 28, 1999; and

•	the description of rights to purchase our Series A junior participating preferred stock contained in our Form 8-A filed on August 26, 2002.

You may request a copy of these documents at no cost by writing to us at the following address or calling us at the following number:

Portal Software, Inc.

10200 South De Anza Boulevard

Cupertino, California 95014

(408) 572-2000

Attn: Chief Financial Officer

RISK FACTORS

Before deciding to invest in our securities, you should consider carefully the risks described below and the risks set forth in any prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and the additional information in the reports that we file with the SEC, including the risks set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2002, filed on March 25, 2002 and as amended on August 27, 2002, under the heading “Risks Associated with Portal’s Business and Future Operating Results” contained in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the risks set forth in our Quarterly Reports on Form 10-Q for the quarter ended April 30, 2002, filed on June 14, 2002 and as amended on August 27, 2002, and for the quarter ended July 31, 2002, filed on August 28, 2002 under the headings “Risks Associated with Portal’s Business and Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks are not the only ones we face. Additional risks and uncertainties that we do not presently know about, that we currently believe are immaterial or that are similar to those faced by other companies in our industry or business in general, may also adversely impact our business. If any of the risks described actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the price of our securities could decline and you may lose all or part of your investment.

PORTAL SOFTWARE, INC.

We develop, market and support customer management and billing product-based solutions for communications and content service providers. Our products and services are used by communications providers to support voice, data, video and content services across wireless, wireline, cable and satellite networks. Our real-time, convergent Infranet® platform enables our customers to rapidly define, deploy and bill for services with flexible business models. Infranet, which is our core product, enables the real-time provisioning and reporting of services, including such functions as account creation, user authentication and authorization, activity tracking, pricing and rating, billing and customer service, including self-service, all on a scale of up to millions of users. Service offerings supported by Infranet include wireless services; broadband and Internet services, such as DSL, cable and satellite; and next generation services, such as unified messaging, gaming and electronic content delivery. Infranet is the foundation for our comprehensive software and services offerings. It is a standard software platform built on an open architecture that can be easily integrated with other business system components. While Infranet is designed to meet the needs of the next generation communications markets and services, it is enhanced with a number of optional modules to provide additional capabilities for specific industry segments, including wireless, wireline, cable, ISP and Internet telephony. We believe that these product-based solutions provide customers with superior total cost of ownership. Our customers range from emerging small companies offering an innovative service to a small number of subscribers to large telecommunications carriers with millions of subscribers.

Our executive offices are located at 10200 South De Anza Boulevard, Cupertino, California 95014. Our telephone number is (408) 572-2000. Our common stock trades on the Nasdaq National Market under the symbol “PRSF”.

RECENT DEVELOPMENTS

During the fiscal year ended January 31, 2002, the business climate for emerging next generation telecommunications companies, including broadband, electronic content and Internet access companies, as well as other Internet and e-commerce companies rapidly deteriorated. In connection with this deterioration, our financial condition and results of operations were adversely affected. For example, our net loss for the fiscal year ended January 31, 2002 rose to $395.5 million from $2.3 million in the prior year. In addition, during the fiscal quarter ended April 30, 2002, we incurred a net loss of $12.0 million and for the quarter ended July 31, 2002, we incurred a net loss of $18.0 million compared to $46.8 million for the fiscal quarter ended April 30, 2001 and $274.6 million for the fiscal quarter ended July 31, 2001.

Our revenues were $154.8 million for the fiscal year ended January 31, 2002, a 42% decrease from our revenues of $268.3 million for the fiscal year ended January 31, 2001. Our revenues were $31.1 million for the fiscal quarter ended April 30, 2002 and $28.8 million for the fiscal quarter ended July 31, 2002 compared to $44.6 million for the fiscal quarter ended April 30, 2001 and $44.7 million for the quarter ended July 31, 2001. Revenues decreased in each period as a result of a continued general economic slowdown affecting the primary markets for our products and services and, in particular, capital spending by telecommunication service providers. This decrease in technology and software capital spending dramatically hurt our business in the fiscal year ended January 31, 2002 and will continue to seriously harm our business until conditions improve. As a consequence of these market conditions, in an effort to reduce operating expenses during the last fiscal year, we implemented plans to restructure, which included a reduction in workforce, consolidation of facilities and the write-off of assets.

In July 2002, Portal began implementation of a plan to further reduce its cost structure. The plan includes a reduction in workforce of approximately 250 employees, facilities reductions and asset write-offs. A restructuring liability was recorded for the fiscal quarter ended July 31, 2002.

USE OF PROCEEDS

Unless otherwise specified in the accompanying prospectus supplement, we will use the net proceeds from the sale of our securities offered hereby for general corporate purposes, which may include the repayment of outstanding indebtedness, acquisitions, product and service expansions and further investments in technology. We have no agreements or commitments in place with respect to any acquisition and are not currently involved in any negotiations with respect to any such transaction.

RATIO OF EARNINGS TO FIXED CHARGES

“Earnings” consist of income before taxes or loss from continuing operations, excluding the cumulative effect of a change in accounting principles, plus fixed charges. “Fixed charges” consist of interest expense incurred and the portion of rental expense deemed by us to be representative of the interest factor of rental payments under leases. For the year ended January 31, 2001, our ratio of earnings to fixed charges was $2.09. Our earnings were insufficient to cover fixed charges in each of the years ended January 31, 2002, 2000, 1999 and 1998. The extent to which earnings were insufficient to cover fixed charges is as follows:

	Year Ended January 31,
	2002	2001	2000	1999	1998
	(In millions; unaudited)
Deficiency of earnings available to cover fixed charges	$390.8	$—	$6.0	$16.7	$7.6

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference, and the accompanying prospectus or indenture supplement may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. The expectations reflected in forward-looking statements may prove to be incorrect. Important factors that could cause actual results to differ materially from our expectations include the following:

•	variations in demand for our products and services, including decreases caused by reductions in technology spending within our target markets;

•	the timing and execution of individual contracts, particularly large contracts that would materially affect our operating results in a given quarter;

•	the timing of sales of our products and services;

•	our ability to develop and attain market acceptance of enhancements to our primary product, Infranet, and new products and services;

•	delays in introducing new products and services;

•	new product introductions by competitors;

•	changes in our pricing policies or the pricing policies of our competitors;

•	announcements of new versions of products by us or our competitors that cause customers to postpone purchases of our current products;

•	the mix of products and services sold;

•	the mix of sales channels through which our products and services are sold;

•	the mix of domestic and international sales;

•	substantial changes in the value of certain currencies relative to U.S. dollars;

•	costs related to acquisitions of technologies or businesses;

•	the timing of releases of new versions of third-party software and hardware products that work with our products;

•	our ability to attract, retain and motivate highly skilled sales and marketing, research and development, technical support and other management personnel with the needed competencies;

•	our ability to manage changes in the size of our operations;

•	our ability to sublease surplus facilities rapidly and on advantageous terms;

•	global economic conditions generally, as well as those specific to providers of communications and content services; and

•	acts of God or public authorities, war, civil unrest, fire, floods, earthquakes, acts of terrorism, the weather and other matters beyond our control.

In addition to the foregoing and any risks and uncertainties identified in the text surrounding forward-looking statements, any statements contained elsewhere in this prospectus, the accompanying prospectus or indenture supplement or the reports, proxy statements and other documents incorporated by reference herein or referred to in “Where You Can Find More Information” that warn of risks or uncertainties associated with future results, events or circumstances identify factors that could cause our actual results to differ materially from those expressed in or implied by the forward-looking statements.

DESCRIPTION OF CAPITAL STOCK

General

The securities that may be offered by this prospectus include shares of our common stock. Our authorized capital stock consists of one billion shares of common stock and five million shares of preferred stock issuable in series. The following summary is qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which have been filed with the SEC and are incorporated herein by reference.

We will describe in a prospectus supplement the specific terms of any common stock, preferred stock, warrants or other securities we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such securities may differ from the terms described below.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The holders of our common stock are not entitled to cumulate voting rights with respect to the election of directors and, as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in any assets remaining after payment of our liabilities and the liquidation preference of any then-outstanding shares of our preferred stock. Holders of our common stock have no preemptive, conversion or other rights to subscribe for additional securities of Portal. There are no redemption or sinking fund provisions applicable to our common stock. As of July 31, 2002, 176,539,966 shares of our common stock were issued and outstanding.

Preferred Stock

Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. As of July 31, 2002, no shares of preferred stock were issued and outstanding.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the price of the preferred stock, which may be at a discount to the market price;

•	the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock, which provisions may provide conversion at a discount to the market price of our common stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of other preferences or rights, if any, applicable to that series of preferred stock.

Stockholder Rights Agreement

On August 16, 2002, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The dividend was paid on August 26, 2002 to the stockholders of record at the close of business on that date. Each right entitles the registered holder to purchase from us a unit of one one-thousandth of a share of our Series A junior participating preferred stock, at a price of $14.00 per unit. The description and terms of the rights are set forth in a Rights Agreement, dated as of August 16, 2002, between us and Equiserve Trust Company, N.A., as rights agent.

Until the earlier to occur of (i) the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, other than as a result of repurchases of stock, or (ii) 10 business days (or such later date as may be determined by action of our board of directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock (the earlier of such dates is the distribution date), the rights will be evidenced, with respect to any of the common stock certificates outstanding as of the record date, by the common stock. The rights agreement specifically provides that our founder and Chairman, John Little, who currently owns more than 15% of our common stock, may acquire up to an additional 5% of our common stock without triggering the exercisability of the rights.

The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates issued after the record date, upon transfer or new issuance of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates of common stock will also constitute the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate rights certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire at the close of business on August 16, 2012, unless that final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

The purchase price payable, and the number of units of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock, (ii) upon the grant to holders of the units of Series A preferred stock of certain rights or warrants to subscribe for or purchase units of Series A preferred stock at a price, or securities convertible into units of Series A preferred stock with a conversion price, less than the then current market price of the units of Series A preferred stock or (iii) upon the distribution to holders of the units of Series A preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in units of Series A preferred stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of units of Series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

The Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the shares of Series A preferred stock will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of Series A preferred stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

Because of the nature of the dividend, liquidation and voting rights, the value of each unit of Series A preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

If, after the rights become exercisable, we are acquired in a merger or other business combination transaction with an acquiring person or one of its affiliates, or 50% or more of our consolidated assets or earning power are sold to an acquiring person or one of our affiliates, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

If any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will have the right to receive upon exercise that number of shares of common stock or units of Series A preferred stock (or cash, other securities or property) having a market value of two times the exercise price of the right.

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of common stock and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio per unit of Series A preferred stock equal to the purchase price divided by the then current market price per unit of Series A preferred stock on the earlier of (i) the date on which any person becomes an acquiring person and (ii) the date on which a tender or exchange offer is announced which, if consummated, would result in the offeror being the beneficial owner of 15% or more of the shares of common stock then outstanding.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Series A preferred stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Series A preferred stock, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the units of Series A preferred stock on the last trading day prior to the date of exercise.

At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons acquire beneficial ownership of 15% or more of our outstanding common stock (unless our board of directors extends the ten-day period) or (ii) the tenth business day after a person commences, or announces its intention to commence, a tender offer or exchange offer that would result in the bidder’s beneficial ownership of 15% or more of the shares of our common stock, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price. The rights are also redeemable under other circumstances as specified in the rights agreement.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights except that from and after such time that there is an acquiring person no amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder of a right will have no rights by virtue of ownership as a stockholder of Portal, including, without limitation, the right to vote or to receive dividends.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Portal on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by the company at the redemption price prior to the occurrence of a distribution date.

Warrants

At July 31, 2002, there were no warrants outstanding. In this offering from time to time, we may issue warrants, including warrants to purchase common stock, preferred stock, debt securities or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the other securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to any warrants being offered.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased, which price may be at a discount to the market price of the securities purchasable hereunder;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

Registration Rights

Under the Amended and Restated Investor Rights Agreement dated as of January 29, 1998, as amended on March 3, 1998 and April 17, 1998, among us and certain holders of our securities, the holders of certain shares of common stock, or Registrable Securities, are entitled to certain rights with respect to the registration of the Registrable Securities under the Securities Act. Under the Investor Rights Agreement, if we propose to register any of our securities under the Securities Act, either for our own account or the account of other stockholders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities in the registration. In addition, if at any time we receive a request from certain holders of at least 20% of the Registrable Securities, we are obligated to cause these shares to be registered under the Securities Act provided that the offering size would exceed $10,000,000. Certain holders of Registrable Securities have the right to cause three demand registrations. Further, holders of Registrable Securities may require us to register all or a portion of their Registrable Securities on Form S-2 or Form S-3 under the Securities Act, provided that the offering size would exceed $1,000,000, if these forms are available for use by us, and subject to certain other conditions and limitations. The holders’ rights with respect to all these registrations are subject to certain conditions, including the right of the underwriters of any of these offerings to limit the number of shares included in any of these registrations. We have agreed to pay all expenses related to certain of these registrations, except for underwriting discounts and commissions, to effect the registration and sale of the Registrable Securities.

Antitakeover Effects of Provisions of our Certificate of Incorporation, Bylaws, Delaware Law and Certain Provisions of a Strategic Partner Agreement

Our certificate of incorporation authorizes the board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance. Our certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, our certificate of incorporation and bylaws do not permit our stockholders to call a special meeting of stockholders. Only the Chief Executive Officer, President, Chairman of the Board or a majority of the board are permitted to call a special meeting of stockholders. Our certificate of incorporation also provides that the board is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. Our bylaws also require that stockholders give advance notice to our Secretary of any nominations for director or other business to be brought by stockholders at any stockholders’ meeting, and that the Chairman has the authority to adjourn any such meeting. Our bylaws also require a supermajority vote of stockholders or a majority vote of the board of directors to amend the bylaws. These provisions of our restated certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Portal.

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

(i) prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

(x) by persons who are directors and also officers; and

(y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

In addition, if we enter into negotiations with certain third parties regarding a potential merger, acquisition or other business combination, we must notify Cisco Systems of our intent to enter into such transaction no later than seven days prior to executing a definitive agreement. Cisco has seven days from the date of our notification to prepare its own offer for consideration by us and our board of directors. This right of notification terminates if:

•	Cisco sells or transfers more than 25% of the 6,000,000 shares of common stock acquired by it; or

•	Cisco announces or otherwise indicates its intention to acquire a controlling interest in us.

DESCRIPTION OF DEBT SECURITIES

General

The securities that may be offered by this prospectus may include secured or unsecured convertible or non-convertible notes, debentures or other evidences of our indebtedness (collectively, the “Debt Securities”). We may issue the Debt Securities, in one or more series, under an Indenture (the “Indenture”) to be entered into by us, as issuer, and a trustee to be determined at such time (the “Trustee”). A copy of the form of Indenture is set forth as Exhibit 4.1 to the registration statement of which this prospectus is a part and incorporated herein by reference.

The provisions of the Indenture will generally be applicable to all of the Debt Securities. Selected provisions of the Indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of Debt Securities may be provided for in a prospectus or indenture supplement applicable to such series and will, if material, be described in a prospectus or indenture supplement relating to the offering of Debt Securities of that series. Such provisions may include, among other things and to the extent applicable, the following:

•	the title of such Debt Securities;

•	any limit on the aggregate principal amount of such Debt Securities;

•	the persons to whom any interest on such Debt Securities will be payable, if other than the registered holders thereof on the regular record date therefor;

•	the date or dates on which the principal of such Debt Securities will be payable;

•	the rate or rates at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue;

•	the dates on which such interest will be payable and the regular record dates for such interest payment dates;

•	the place or places where the principal of and any premium and interest on such Debt Securities will be payable;

•	the period or periods, if any, within which, and the price or prices at which, such Debt Securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase such Debt Securities pursuant to sinking fund or analogous provisions or at the option of a holder thereof and the terms and conditions of any such redemption or purchase;

•	the denominations in which such Debt Securities will be issuable, if other than denominations of $1,000, and any integral multiple thereof;

•	the currency or currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on such Debt Securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

•	any index or formula used to determine the amount of payments of principal of, and any premium or interest on, such Debt Securities;

•	whether such Debt Securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for such global securities;

•	whether any event of default or covenants or other provisions in addition to or instead of those set forth in the Indenture apply to the Debt Securities of such series;

•	the principal amount (or any portion of the principal amount) of such Debt Securities which will be payable upon any declaration of acceleration of the maturity of such Debt Securities pursuant to an event of default;

•	the applicability to such Debt Securities of the provisions described in “—Legal Defeasance and Covenant Defeasance” below;

•	any subordination provisions applicable to such Debt Securities;

•	any guarantees applicable to such Debt Securities and any subordination provisions or other limitations applicable to any such guarantees;

•	any features applicable to such Debt Securities for conversion of such Debt Securities into common stock, preferred stock or other securities or property, which features may include the conversion at a discount to the market price of the Securities into which such Debt Securities may be convertible; and

•	any provision for collateral to secure such Debt Securities.

We may issue Debt Securities at a discount from their stated principal amount. Certain federal income tax considerations and other special considerations applicable to any Debt Security issued with original issue discount (an “original issue discount security”) may be described in an applicable prospectus or indenture supplement.

If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any of the Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in an applicable prospectus or indenture supplement.

Unless otherwise indicated in an applicable prospectus or indenture supplement, (1) the Debt Securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof and (2) payment of principal, premium (if any) and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at our office or agency maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Global Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus or indenture supplement. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee to a successor depositary or a nominee of such successor depositary and except in any other circumstances described in an applicable prospectus or indenture supplement. We expect that the following provisions will apply to such depositary arrangements, unless otherwise specified in an applicable prospectus or indenture supplement.

Debt Securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. Upon the deposit of such global security with or on behalf of the depositary for such global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by us, if such Debt Securities are offered and sold directly by us.

Ownership of beneficial interests in Debt Securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through such participants. Ownership of such beneficial interests by such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair your ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global security for all purposes under the Indenture. Except to the extent otherwise specified in an applicable prospectus or indenture supplement applicable to a particular series of Debt Securities represented by a global security, owners of beneficial interests in such global security will not be entitled to have any of the Debt Securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in certificated form, and will not be considered the owners or holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in Debt Securities represented by a global security must rely on the procedures of the applicable depositary and, if such person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which such person owns its interest, to exercise any rights of an owner or holder of such Debt Securities under the Indenture.

We understand that, under existing industry practices, if an owner of a beneficial interest in Debt Securities represented by a global security desires to give any notice or take any action that an owner or holder of Debt Securities is entitled to give or take under Indenture, the applicable depositary would authorize its participants to give such notice or take such action, and such participants would authorize persons owning such beneficial interests through such participants to give such notice or take such action or would otherwise act upon the instructions of such persons.

Principal of and any premium and interest on Debt Securities represented by a global security will be payable in the manner described in an applicable prospectus or indenture supplement. Payment of principal of, and any premium or interest on, such Debt Securities will be made to the applicable depository or its nominee, as the case may be, as the registered owner or the holder of the global security representing such Debt Securities. None of us, the Trustee, any paying agent or the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Debt Securities represented by a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Certain Covenants

Maintenance of Office or Agency.    We will be required to maintain an office or agency in each place of payment for each series of Debt Securities for notice and demand purposes and for the purposes of presenting or surrendering Debt Securities for payment, registration of transfer or exchange.

Paying Agents, Etc.    If we act as our own paying agent with respect to any series of Debt Securities, on or before each due date of the principal of, or any premium or interest on, any of the Debt Securities of that series, it will be required to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay such amount due and to notify the Trustee promptly of its action or failure so to act. If we have one or more paying agents for any series of Debt Securities, prior to each due date of the principal of or any premium or interest on any Debt Securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay such amount, and to promptly notify the Trustee of its action or failure so to act (unless such paying agent is the Trustee). All moneys paid by us to a paying agent or the Trustee for the payment of principal of, and interest on, any Debt Securities that remain unclaimed for two years after such principal or interest has become due and payable may be repaid to us, and thereafter the holder of such Debt Securities may look only to us for payment thereof.

Payment of Taxes and Other Claims.    We will be required to pay and discharge, before the same become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon us or our subsidiaries or our or their properties and (2) all claims that if unpaid would result in a lien on our property and have a material adverse effect on the business, assets, financial condition or results of operations of us and our subsidiaries, taken as a whole (a “Material Adverse Effect”), unless the same is being contested by proper proceedings.

Maintenance of Properties.    We will be required to cause all properties used in our business or the business of our subsidiaries to be maintained and kept in good condition, repair and working order and to make any necessary repairs, renewals, replacements and improvements to such properties, except to the extent that the failure to do so would not have a Material Adverse Effect.

Existence.    We will be required to, and will be required to cause our subsidiaries to, preserve and keep in full force and effect their existence, charter rights, statutory rights and franchises, except to the extent that the failure to do so would not have a Material Adverse Effect.

Compliance with Laws.    We will be required to, and will be required to cause our subsidiaries to, comply with all applicable laws to the extent that the failure to do so would have a Material Adverse Effect.

Restrictive Covenants.    Any restrictive covenants applicable to any series of Debt Securities, if material, will be described in an applicable prospectus or indenture supplement.

Events of Default

The following are Events of Default under the Indenture with respect to Debt Securities of any series except, with respect to any series, to the extent provided otherwise in the indenture supplement applicable to such Debt Securities:

(1) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it becomes due and payable;

(2) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 calendar days;

(3) default in the making of any sinking fund payment as and when due by the terms of any Debt Security of that series;

(4) default in the performance, or breach, of any other covenant or warranty of ours in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series) and continuance of such default for a period of 60 calendar days after written notice thereof has been given to us as provided in the Indenture;

(5) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of ours, or of our significant subsidiaries, the principal amount of which is not less than $25.0 million, which default results in such indebtedness becoming due prior to its stated maturity or occurs at the final maturity thereof;

(6) any judgment or decree for the payment of money in excess of $25.0 million is entered against us, or our significant subsidiaries, and is not discharged, waived or stayed; and

(7) certain events of bankruptcy, insolvency or reorganization involving us or our significant subsidiaries.

In addition, the prospectus or indenture supplement applicable to Debt Securities of a particular series may provide for other Events of Default with respect to that series.

Pursuant to the Trust Indenture Act, the Trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of Debt Securities, to give to the holders of the Debt Securities of such series notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (4) of the preceding sentence, no such notice to holders of the Debt Securities of such series will be given until at least 30 calendar days after the occurrence thereof), except that, other than in the case of a default of the character contemplated in clause (1), (2) or (3) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series.

If an Event of Default (other than an Event of Default described in clause (7) above) with respect to Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See “—Modification and Waiver” below. If an Event of Default described in clause (7) above occurs, then the principal of, premium on, if any, and accrued interest on the Debt Securities of that series will become immediately due and payable without any declaration or other act on the part of the Trustee of any holder of the Debt Securities of that series.

The Indenture provides that, subject to the duty of the Trustee thereunder during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. In the event that we default on the payment of any interest on the Debt Securities for a period of 30 days or default on the payment of any principal on the Debt Securities when due and payable and fail, upon demand for such payment made by the Trustee, to make such payments, the Trustee, in its own name, may institute a legal proceeding against us to collect any amounts adjudged to be payable.

No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless, (1) such holder shall have previously given to the Trustee written notice of a continuing Event of Default, (2) unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series have also made such a written request, (3) such holder or holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee, (4) the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request, and (5) the Trustee has failed to institute such proceeding within 60 calendar days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

We are required to furnish to the Trustee annually a statement as to the performance by us of our obligations under the Indenture and as to any default in such performance.

Any additional Events of Default with respect to any series of Debt Securities, and any variations from the foregoing Events of Default applicable to any series of Debt Securities, will be described in an applicable prospectus or indenture supplement.

Modification and Waiver

Unless otherwise specified in a prospectus or indenture supplement applicable to a particular series of the Debt Securities, modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby:

•	change the stated maturity of, or any installment of principal of, or interest on, any Debt Security;

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the stated maturity or prepayment date thereof; or

•	reduce the percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

In addition, the supplemental prospectus or indenture applicable to a particular series of Debt Securities may provide that other particular provisions applicable to that series may not be modified or amended without the consent of the holder of each Debt Security affected thereby.

The holders of at least a majority in aggregate principal amount of the Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by us with certain covenants of the Indenture. The holders of not less than a majority in principal amount of the Debt Securities of any series may, on behalf of the holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each Debt Security of that series affected thereby.

Legal Defeasance and Covenant Defeasance

Unless otherwise specified in a prospectus or indenture supplement applicable to a particular series of Debt Securities, we may, at our option and at any time, elect to have all of its obligations discharged with respect to the outstanding Debt Securities of such series (“Legal Defeasance”) except for:

(1) the rights of the holders of outstanding Debt Securities of such series to receive payments in respect of the principal of or premium or interest, if any, on such Debt Securities when such payments are due from the trust referred to below;

(2) our obligations with respect to issuing temporary Debt Securities of such series, registering the transfer or exchange of such Debt Securities, replacing mutilated, destroyed, lost or stolen Debt Securities, maintaining an office or agency and holding funds for holders of the Debt Securities in trust; and

(3) the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith.

In addition, unless otherwise specified in a prospectus or indenture supplement applicable to a particular series of Debt Securities or in a prospectus or indenture supplement with respect to such series, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Debt Securities of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency and reorganization events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Debt Securities of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a particular series of Debt Securities:

(1) we must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Debt Securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay the principal of, or interest and premium, if any, on the outstanding Debt Securities of such series on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether such Debt Securities are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee stating that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date on the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, among other things the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee stating that the holders of the outstanding Debt Securities of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default applicable with respect to the Debt Securities of such series may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and no Default or Event of Default described under clause (7) under “Events of Default” with respect to Portal may have occurred and be continuing at any time on or prior to the 91st calendar day following such date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we are a party or by which we are bound;

(6) we must deliver to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of Debt Securities of such series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(7) we must deliver to the Trustee an officers’ certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

If we fail to comply with its remaining obligations under the Indenture after a Covenant Defeasance of such Indenture with respect to the Debt Securities of any series and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Satisfaction and Discharge

Unless otherwise specified in a prospectus or indenture supplement applicable to a particular series of Debt Securities, we may, at our option, satisfy and discharge the Indenture with respect to the Debt Securities of such series (except for specified obligations of us and the Trustee, including, among others, the obligations to apply money held in trust) when:

•	either (1) all Debt Securities of such series previously authenticated and delivered (subject to specified exceptions relating to Debt Securities that have otherwise been satisfied or provided for) have been delivered to the Trustee for cancellation or (2) all such Debt Securities not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and we have deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable under the Indenture with respect to such Debt Securities by us; and

•	we have delivered to the Trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

Limitations on Merger and Certain Other Transactions

Unless otherwise specified in a prospectus or indenture supplement applicable to a particular series of Debt Securities, prior to the satisfaction and discharge of the Indenture, we may not consolidate with or merge with or into any other person, or transfer all or substantially all of our properties and assets to another person unless:

•	either (1) we are the continuing or surviving person in such a consolidation or merger or (2) the person (if other than us) formed by such consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred (we or such other person being referred to as the “Surviving Person”) is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under such Debt Securities and the Indenture with respect to such series;

•	immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists; and

•	an officer’s certificate is delivered to the Trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the Trustee to the effect that the first condition set forth above has been satisfied.

The Surviving Person will succeed to and be substituted for us with the same effect as if it has been named in the Indenture as a party thereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under such Indenture and the Debt Securities.

Governing Law

The Indentures and the Debt Securities will governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of Debt Securities when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent, or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with Portal. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of Debt Securities, it must eliminate such conflict or resign.

PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following ways:

•	through one or more underwriters;

•	through one or more dealers or agents; or

•	directly to one or more purchasers.

We may effect the distribution of the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, which may be at a discount from the market price of the securities sold. In connection with sales of the securities, underwriters, dealers and agents may receive compensation from us or from purchasers of the securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any underwriter, dealer, or agent will be identified, and any compensation received from us will be described, in an applicable prospectus or indenture supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Under agreements that we may enter into, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including under the Securities Act of 1933, as amended, or contribution from us for payments that the underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give you any assurance as to the liquidity of the secondary market for any of the securities.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus or indenture supplement, the validity of the securities offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, East Palo Alto, California.

EXPERTS

The consolidated financial statements of Portal Software, Inc. appearing in Portal Software, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospectus Supplement

22,641,509 Shares

Common Stock

PROSPECTUS

RAYMOND JAMES

KAUFMAN BROS., L.P.

September 11, 2003